WidePoint Named Single Awardee of the $3.1 Billion DHS CWMS 3.0 Contract

FAIRFAX, Va., June 25, 2026 – WidePoint Corporation (NYSE American: WYY), a leading provider of Secure Mobility Management solutions, today announced that it has been selected as the single awardee of the Department of Homeland Security's (DHS) Cellular Wireless Managed Services (CWMS) 3.0 contract, a 10-year Indefinite Delivery, Indefinite Quantity (IDIQ) contract consisting of a one-year base period and nine one-year option periods with a contract ceiling value of approximately $3.1 billion.

"Securing DHS CWMS 3.0 as the single awardee is a major strategic milestone for WidePoint," said Jin Kang, Chief Executive Officer of WidePoint. "This accomplishment solidifies the second catalyst I've discussed previously, the first being the contract with one of the three largest carriers in the United States. Progress across our Device-as-a-Service pipeline, which serves as our third catalyst, is also currently underway. CWMS 3.0 creates a durable and expandable pathway for WidePoint to deliver mission-critical communications-related capabilities at scale across the federal government."

Under the CWMS 3.0 award, WidePoint will deliver and manage an integrated portfolio of solutions that support lifecycle management, connectivity, security, and operational requirements across all DHS components.

Key Highlights of the CWMS 3.0 Contract:

- **Contract Term and Value:** 10-year ordering period consisting of a one-year base period and nine one-year option periods, with a contract ceiling value of $3,066,613,353.66.
- **Longstanding Federal Presence:** WidePoint has supported federal customers for more than two decades.
- **FedRAMP-Certified Platform:** WidePoint's ITMS™ Command Center platform is FedRAMP-certified and positioned to support critical agency mission requirements.
- **Expanded Solution Set:** The CWMS 3.0 vehicle enables the delivery of value-added services, including device security, AI-driven data intelligence, and mission-tailored networking solutions that support the continued expansion of mobile workforces across DHS components.
- **Managed Services Focus:** WidePoint anticipates continued growth in managed services and support capabilities designed to enhance value, security, visibility, and operational control for DHS agencies.
- **Ordering Period:** The ordering period under CWMS 3.0 begins today, June 25, 2026.

"Agencies within DHS are increasingly expanding their scope and integrating new solutions into our platform," said Jason Holloway, Chief Revenue Officer of WidePoint. "DHS more than doubling CWMS 3.0's ceiling this time around is a clear indication of the growing needs for WidePoint's solutions and services; we believe the growth of managed services work will be significant compared to the predecessor contract. This award establishes a strong foundation for WidePoint to further expand its role in managing secure communications and mobility services across the federal government."

The Company's FedRAMP-certified ITMS Command Center will continue to serve as the central operational hub for monitoring, orchestration, and reporting across the DHS portfolio.

"Our program management office and delivery teams have done an outstanding job providing exceptional contract performance to DHS. WidePoint looks forward to expanding the available services we deliver in support of DHS's vital mission," said Todd Dzyak, Chief Operating Officer of WidePoint. "We continue to drive innovation within the ITMS Command Center platform, positioning WidePoint to support the evolving communications, mobility, and security needs of federal agencies."

About WidePoint

WidePoint Corporation (NYSE American: WYY) is a leading technology Managed Solution Provider (MSP) dedicated to securing and protecting the mobile workforce and enterprise landscape. WidePoint is recognized for pioneering technology solutions that include Identity & Access Management (IAM), Mobility Managed Services (MMS), Telecom Management, Information Technology as a Service, Cloud Security, and Analytics & Billing as a Service (ABaaS). To learn more, visit https://www.widepoint.com.

WidePoint Investor Relations:
Gateway Group, Inc.
Matt Glover or John Yi
949-574-3860
WYY@gateway-grp.com

About WidePoint
WidePoint Corporation (NYSE American: WYY) is a leading technology Managed Solution Provider (MSP) dedicated to securing and protecting the mobile workforce and enterprise landscape. WidePoint is recognized for pioneering technology solutions that include Identity & Access Management (IAM), Mobility Managed Services (MMS), Telecom Management, Information Technology as a Service, Cloud Security, and Analytics & Billing as a Service (ABaaS). To learn more, visit https://www.widepoint.com.

WidePoint Investor Relations:
Gateway Group, Inc.
Matt Glover or John Yi
949-574-3860
WYY@gateway-grp.com